Exhibit 99


                         REPORT OF INDEPENDENT ACCOUNTANTS
                         ---------------------------------



       To the Board of Directors and Shareholders of Maxicare Health Plans, Inc.



       In our opinion, the consolidated financial statements for 1993 and 1992 listed in the index appearing under Part IV Item 14(a)(1) and (2) on page 71 present fairly, in all material respects, the financial position of Maxicare Health Plans, Inc. and its subsidiaries at December 31, 1993, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1993, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.






       PRICE WATERHOUSE LLP
       Los Angeles, California
       March 4, 1994










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